SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      February 2, 1999
(Date of earliest event reported)  (January 29, 1999)

USCI, INC.
(Exact name of registrant as specified in its charter)
Delaware                     0-22282       13-3702647
(State or other jurisdiction (Commission (IRS Employer
 of incorporation)          File Number) Identification No.)

6115-A Jimmy Carter Blvd., Norcross, Georgia        30071
(Address of principal executive offices)          (Zip Code)

                        (770) 840-8888
(Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.
On January 29, 1999, the Registrant issued the following press release:

"USCI Inc. Alleging Substantial Set-Offs In a Counterclaim to Tandy
Litigation

NORCROSS, Ga.--Jan. 29, 1999--USCI Inc. (OTC:USCM) today announced USCI Inc. and Ameritel Communications Inc. intend to file a counterclaim against Tandy Corp. [NYSE:TAN] and its RadioShack division alleging substantial set-offs to a suit Tandy recently filed against USCI and Ameritel.

Ameritel Communications Inc. provided wireless services in approximately 275 RadioShack locations and was terminated by RadioShack during October 1998. The counterclaim will allege that through the actions and conduct of Tandy/RadioShack, the company has suffered damages and will assert such claims in its counterclaim to a suit filed by Tandy against USCI in the District Court of Tarrant County, 67th Judicial District (Civil Action No. 067-176523-98), which seeks damages in the sum of approximately $11.2 million.

Both USCI and Ameritel intend to vigorously defend the suit and have filed answers denying the material allegations of the complaint.

It is the position of USCI and Ameritel that Tandy Corp. is interfering with the relationship between Ameritel Communications Inc. in certain cases, with its customers. USCI Inc. and Ameritel intend to fully pursue all legal rights arising from such acts and conduct on the part of Tandy Corp. and RadioShack.

Note: In addition to historical information, this news release contains forward-looking statements made in good faith by the company pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, including its intent to vigorously defend the action and assert counterclaims or that it will be successful in the defense of the action or the assertion of its counterclaims, it can give no assurance that such expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements as they are based on the company's current expectations and are subject to a number of risks, uncertainties and assumptions relating to the company's business and results of operations, competitive factors, shifts in market demand and other risks and uncertainties, including, in addition to those outlined in Exhibit 99.1 to the company's Quarterly Report for the quarter ended Sept. 30, 1998, the company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Contact:
     USCI Inc., Norcross
     Robert J. Kostrinsky, 770/840-8888"

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           USCI, Inc.
                                         (Registrant)

                                  By: /s/ Robert J. Kostrinsky
                                            Robert J. Kostrinsky
                                        Executive Vice President
February 2, 1999